Exhibit 21(d)

                       Subsidiaries of Gulf Power Company

          Name of Company                         Jurisdiction of Organization

Gulf Power Capital Trust I......................................Delaware
Gulf Power Capital Trust II.....................................Delaware
Gulf Power Capital Trust III....................................Delaware